CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders of

GE Funds:

We consent to the use of our report dated November 18, 2005, incorporated in this Registration Statement by reference, to the GE U.S. Equity Fund, GE Value Equity Fund, GE Small-Cap Equity Fund (formerly the GE Small-Cap Value Equity Fund), GE Global Equity Fund, GE International Equity Fund, GE Premier Growth Equity Fund, GE Strategic Investment Fund, GE Government Securities Fund, GE Short-Term Government Fund, GE Tax-Exempt Fund, GE Fixed Income Fund, and GE Money Market Fund, and to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accountants” in the Statement of Additional Information.

Boston, Massachusetts

January 27, 2006